Exhibit 99.1

Live Ventures Announces Record Financial Results for Fiscal Year 2018

LAS VEGAS, December 27, 2018 -- Live Ventures Incorporated (Nasdaq:LIVE), a diversified holding company, today announced financial results for its fiscal year 2018, which ended September 30, 2018. The company reported record revenue of approximately $200 million, representing an increase of 31.3 percent over the previous fiscal year, and basic EPS (earnings per share) of $3.01. The company’s results for the fiscal year ended September 30, 2018 include those of ApplianceSmart, which we acquired in the first fiscal quarter 2018.

The company reported total assets of $141.5 million as of September 30, 2018. Stockholders’ equity stood at a record of $39.4 million, representing an increase of 17.5 percent over the previous fiscal year.

Key highlights of fiscal 2018 compared to the previous fiscal year include:

•	Revenues of $199.6 million, up 31.3 percent

•	Gross profit of $74.2 million, up 18.6 percent

•	Basic earnings per share of $3.01, up 2.4 percent

•	Non-GAAP EBITDA of $25.0 million, up 7.8 percent

•	Total assets of $141.5 million

The company recorded a one-time, non-cash charge of $742,000 relating to the un-amortized debt issuance cost in connection with the payoff of the company’s credit facility with Capitala Private Credit Fund. The company did not pay an early termination fee in connection with the loan payoff. Since the refinancing of the Capitala credit facility closed on June 7, 2018, interest cost savings from this refinancing transaction were reflected operationally for less than one-third of the fiscal year. The company expects annual interest savings to increase in future quarters.

The Company recorded a one-time, non-cash charge of approximately $3.0 million to record the impact of the federal income tax rate change from the Tax Act.

Net cash flow from operating activities for year ended September 30, 2018 totaled $11.8 million, up 50.2 percent compared to the same period the year prior.

Cash availability, representing cash on hand and available credit on the company’s revolving lines of credit, was $9.4 million at September 30, 2018.

“The company reported record yearly revenue and our operating cash flow growth continued to be very strong. Manufacturing results were very strong for the year. We believe that the Vintage Stock refinancing and loan modification with Comvest and Texas Capital Bank will lower interest expense going forward,” said Virland Johnson, CFO of Live Ventures.

Live Ventures will be holding its earnings conference call at 4:30 p.m. Eastern Time on December 27, 2018. Management will take live questions following the prepared remarks. Interested investors may participate in the conference call by dialing (877) 876-9173 (for U.S.-based callers) or (785) 424-1667 (for international callers) and providing the operator with the conference ID: LIVE VENTURES.

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About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary, Marquis Industries, the company operates as a specialty, high-performance yarns manufacturer and hard-surfaces re-seller. Marquis Industries utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry. Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep.  Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

Presentation of Non-GAAP Measure

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Live Ventures has provided a non-GAAP measurement of EBITDA. We have included EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. Accordingly, we believe that EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. EBITDA is reconciled from the respective measure under GAAP in the attached table “Non-GAAP Reconciliation.”

Forward-Looking and Cautionary Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements, and include statements relating to expected annual interest savings. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (which will be available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

This press release should be read in conjunction with the Form 10-K to which it relates, and with the information included in our other press releases, reports, and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@live-ventures.com
http://live-ventures.com
Source:  Live Ventures Incorporated

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NON-GAAP RECONCILIATION

	2018	2017

Net Income	$5,922,719	$6,501,780
Plus:
Provision for income taxes	4,407,099	4,081,819
Depreciation and Amortization expense	6,048,380	5,025,548
Interest expense, net	8,643,338	7,596,985

EBITDA	$25,021,536	$23,206,132

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